Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 1128)

ANNUAL RESULTS ANNOUNCEMENT

FOR THE YEAR ENDED 31 DECEMBER 2009

The Board of Directors of Wynn Macau, Limited (the “Company”) is pleased to announce the audited consolidated annual results of the Company and its subsidiaries (collectively, the “Group”) for the year ended 31 December 2009 as follows.

FINANCIAL HIGHLIGHTS

	Group For the year ended 31 December
	2009 HK$	2008 HK$
	(in thousands)

Casino revenues	13,185,580	13,883,379
Other revenues	891,320	827,197
EBITDA	3,242,368	3,138,215
Profit attributable to equity holders	2,068,647	2,039,644
Earnings per Share — basic	41 cents	41 cents

DIVIDEND

The Board has not recommended a final dividend payment for the year ended 31 December 2009.

*	For identification purpose only

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		Group For the year ended 31 December
		2009 HK$	2008 HK$
	Notes	(in thousands)

Operating revenues
Casino		13,185,580	13,883,379
Rooms		102,791	138,142
Food and beverage		133,443	161,976
Retail and other		655,086	527,079

Total operating revenues		14,076,900	14,710,576

Operating costs and expenses
Gaming taxes and premiums		6,742,056	7,004,281
Staff costs		1,610,200	1,717,616
Other operating expenses	3	2,572,801	2,882,624
Depreciation and amortization		718,169	696,663
Property charges and other		19,211	78,036

		11,662,437	12,379,220

Operating profits		2,414,463	2,331,356

Finance revenues		5,728	94,229
Finance costs		(317,361)	(320,039)
Net foreign currency differences		887	(33,015)
Decrease in fair value of interest rate swaps		(29,481)	(90,251)

		(340,227)	(349,076)

Profits before tax		2,074,236	1,982,280

Income tax benefit/(expense)	4	(5,589)	57,364

Net profits attributable to equity holders of the Company		2,068,647	2,039,644

Other comprehensive income
Currency translation reserve		(191)	15,852

Total comprehensive income attributable to equity holders of the Company		2,068,456	2,055,496

Basic and diluted earnings per Share	5	41 cents	41 cents

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		Group As at 31 December
		2009 HK$	2008 HK$
	Notes	(in thousands)

Non-current assets
Property and equipment and construction in progress		8,527,914	7,047,193
Leasehold interest in land	6	464,353	372,273
Deposits for acquisition of property and equipment		82,627	6,952
Goodwill		398,345	398,345
Other non-current assets		167,836	164,058
Deferred tax assets	4	32,588	10,210

		9,673,663	7,999,031

Current assets
Inventories		202,745	199,468
Trade and other receivables	7	325,389	208,079
Prepayments and other current assets		37,030	52,188
Amounts due from related companies	11	123,706	113,575
Cash and cash equivalents		5,228,995	2,544,291

		5,917,865	3,117,601

Current liabilities
Accounts payable	8	726,742	486,774
Land premiums payable	9	—	47,025
Other payables and accruals		2,621,093	1,552,877
Amounts due to related companies	11	189,500	102,995
Income tax payable		15,455	8,465

		3,552,790	2,198,136

Net current assets		2,365,075	919,465

Total assets less current liabilities		12,038,738	8,918,496

Non-current liabilities
Interest-bearing loans and borrowings		8,017,177	7,972,912
Construction retention payable		67,213	53,863
Interest rate swaps		126,760	97,175
Other long-term liabilities		56,622	57,041

		8,267,772	8,180,991

Net Assets		3,770,966	737,505

Equity attributable to equity holders of the Company
Issued capital	10	5,188	—
Share premium account		1,923,617	—
Reserves		1,842,161	737,505

Total Equity		3,770,966	737,505

NOTES TO FINANCIAL STATEMENTS

1.	BASIS OF PREPARATION AND PRESENTATION

Pursuant to the Group Reorganization which was undertaken for the purpose of the Listing of the Company’s Shares on the Hong Kong Stock Exchange, the Company acquired WM Cayman Holdings Limited II, which was at the relevant time the holding company of the subsidiaries comprising the Group, from the Company’s immediate parent company, WM Cayman Holdings Limited I. The consideration for the acquisition consisted of (a) the issue by the Company to WM Cayman Holdings Limited I of an acquisition note; and (b) the issue by the Company to WM Cayman Holdings Limited I of such number of new Shares as would amount to approximately 75% of the Company’s issued share capital (as calculated based on the Company’s issued share capital following its initial public offering and assuming no exercise of the over-allotment option). The acquisition was completed on 8 October 2009 with the relevant Shares and acquisition note being issued by the Company to WM Cayman Holdings Limited I. The acquisition note was redeemed by the Company on 9 October 2009 for a sum of HK$12.6 billion. Since the completion of Group Reorganization on 8 October 2009, the Group has been the holding company of the subsidiaries now comprising the Group. The details of the Group Reorganization are set out in the section headed “Reorganization” in Appendix VI “Statutory and General Information” to the IPO Prospectus of the Company dated 24 September 2009, filed in connection with the Listing.

The financial statements have been prepared in accordance with International Financial Reporting Standards which comprise standards and interpretations approved by the International Accounting Standards Board (the “IASB”), International Accounting Standards (“IAS”) and Standing Interpretation Committee interpretations approved by the International Accounting Standards Committee and the disclosure requirements of the Companies Ordinance. The financial statements have been prepared under the historical cost convention, except for the revaluation of derivative financial instruments which have been measured at fair value. These financial statements are presented in Hong Kong dollars and all values are rounded to the nearest thousand (HK$’000) except where otherwise indicated.

The financial statements have been prepared in accordance with the principles of merger accounting as a result of the Group Reorganization. On this basis, the Company has been treated as the holding company of its subsidiaries for the financial years presented rather than from the date of their acquisition. Accordingly, the results of the Group for the years ended 31 December 2008 and 2009 include the results of the Company and its subsidiaries with effect from 1 January 2008 or since their respective dates of incorporation, where this is a shorter period. The comparative consolidated statement of financial position as at 31 December 2008 has been prepared on the basis that the existing Group had been in place at that date. All income, expenses and unrealized gains and losses resulting from intercompany transactions and intercompany balances within the Group are eliminated on consolidation in full.

In the opinion of the Directors the consolidated financial statements prepared on the above basis presented more fairly the results and state of affairs of the Group as a whole.

Except for the IAS 1(revised) which will affect the presentation of the Company’s financial statements, the adoption of other new interpretations and amendments have had no significant financial effect on these financial statements and there have been no significant changes to the accounting policies applied in these financial statements.

IASB has issued a number of new and revised standards, amendments or interpretations that have been issued but are not yet effective. The Group has not early adopted these new and revised IFRSs.

2.	SEGMENT REPORTING

The Group currently operates in one business segment, namely, the management of its casino, hotel, retail and food and beverage operations. A single management team reports to the chief operating decision-makers who comprehensively manage the entire business. Accordingly, the Group does not have separate reportable segments.

3.	OTHER OPERATING EXPENSES

	Group For the year ended 31 December
	2009 HK$	2008 HK$
	(in thousands)

Gaming promoters’ commissions	854,713	829,026
Royalty fees	554,525	572,084
Corporate support services and other	95,280	75,610
Other support services	65,452	83,393
Cost of sales	334,702	322,402
Provision for doubtful accounts	11,656	193,110
Advertising and promotions	117,483	156,754
Operating supplies and equipment	99,109	137,180
Utilities and fuel	113,475	129,969
Auditors’ remuneration	2,420	2,392
Other*	323,986	380,704

	2,572,801	2,882,624

*	Includes operating rental expense of approximately HK$47.7 million for the year ended 31 December 2009 (2008: HK$42.2 million).

4.	INCOME TAX BENEFIT/(EXPENSE)

The major components of the income tax benefit/(expense) for the years ended 31 December 2009 and 2008 were:

	Group For the year ended 31 December
	2009 HK$	2008 HK$
	(in thousands)

Income tax benefit/(expense)
Current	(27,967)	37,363
Deferred	22,378	20,001

	(5,589)	57,364

No provision for Hong Kong profits tax for the year ended 31 December 2009 has been made as there was no assessable profits generated in Hong Kong (2008: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (2008: 12%).

The charge for the years ended 31 December 2009 and 2008 was reconciled to profits before tax as follows:

	Group For the year ended 31 December
	2009		2008
	HK$	%	HK$	%
	(in thousands)		(in thousands)

Profits before tax	2,074,236		1,982,280

Tax at the applicable income tax rate	(248,908)	(12)	(237,874)	(12)
Adjustment for specific provinces or enacted by local authority	(23,054)	(1.1)	(5,263)	(0.3)
Income not subject to tax	361,664	17.4	362,553	18.3
Expenses not deductible for tax	(45)	(0.1)	(1,284)	(0.1)
Macau dividend tax	(27,967)	(1.3)	—	—
Tax loss not recognized	(68,777)	(3.3)	(82,473)	(4.1)
Others	1,498	0.1	21,705	1.1

Expense and effective tax for the year	(5,589)	(0.3)	57,364	2.9

Deferred income tax as at 31 December 2009 and 2008 relates to the following:

	Group
	Consolidated statement of financial position As at 31 December		Consolidated statement of comprehensive income For the year ended 31 December
	2009 HK$	2008 HK$	2009 HK$	2008 HK$
	(in thousands)		(in thousands)

Deferred tax liability:
Property, equipment and other	(50,945)	(73,327)	(22,382)	(23,802)

	(50,945)	(73,327)

Deferred income tax asset:
Interest rate swap market value adjustment	15,199	11,662	(3,537)	(8,774)
Allowance for doubtful accounts	29	12	(17)	(11)
Pre-opening costs and other	—	131	131	39,530
Tax losses carried forward	68,305	71,732	3,427	(26,944)

	83,533	83,537

Deferred income tax benefit			(22,378)	(20,001)

Deferred tax asset, net	32,588	10,210

The Group incurred Macau tax losses of approximately HK$532.1 million, HK$966.2 million, and HK$1,132.4 million during the tax years ended 31 December 2009, 2008 and 2007, respectively. These tax losses will expire in 2012, 2011 and 2010, respectively. As at 31 December 2009 and 2008, deferred tax assets, relating to pre-opening expenses and tax losses carried forward, amounting to HK$247.6 million and HK$179.1 million, respectively, were not recognized as the Group determined it was not probable that future taxable profits will be available against which the deferred tax asset could be utilized.

Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (“Tax Holiday”). Accordingly, the Group was exempted from the payment of approximately HK$242.6 million in such taxes for the year ended 31 December 2009 (2008: HK$189.6 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming tax and other levies in accordance with its Concession Agreement.

During June 2009, WRM entered into an agreement, effective retroactively to 2006, with the Macau Special Administrative Region that provides for an annual payment of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of complementary tax on dividend distributions to its shareholders from gaming profits. The term of this agreement is five years, which coincides with the Tax Holiday which began in 2006. The agreement explicitly states that MOP21.6 million (approximately HK$21.0 million) was due upon execution of the agreement for the periods 2006 to 2008, and the remaining payments are due by 31 January of each year that the gaming profits are exempt from Complementary Tax. Therefore, included in the tax provision for the year 2009 are the amounts accrued for the years 2006 through 2009. In November 2009, the Group made a payment of MOP21.6 million (approximately HK$21.0 million) for the periods 2006 to 2008, whereas, MOP7.2 million (approximately HK$7.0 million) has been accrued for the year ended 31 December 2009.

The Group is exempt from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. As at 31 December 2009, the Group has filed all significant income tax returns for the years 2002 to 2008. The Group’s 2006 to 2008 Macau income tax returns remain subject to examination by the Macau Finance Bureau.

Quarterly, the Group reviews any potentially unfavorable tax outcome and when an unfavorable outcome is identified as probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with tax authorities. With respect to these items, as at 31 December 2009, the Group has provided a reserve of HK$37.4 million (2008: HK$37.4 million), and has included this amount in “other long-term liabilities”. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. As a result of the lack of authoritative guidance regarding the computation of the Group’s complementary tax exemptions, the Group establishes reserves for its estimates of additional tax exposures if such exemptions are denied by the tax authorities.

5.	EARNINGS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE COMPANY

The calculation of basic earnings per Share for the year is based on the consolidated net profit attributable to ordinary equity holders of the Company and on the weighted average number of 5,040,068,493 (2008: 5,000,000,000) Shares in issue during the year on the assumption that the Group Reorganization as determined in note 10 had been effective on 1 January 2008.

The weighted average number of Shares used to calculate the basic earnings per Share for the year ended 31 December 2008 includes the pro forma issued share capital of the Company of 5,000,000,000 Shares, comprising:

(a)	the one share of the Company allotted and issued at HK$1 paid on 4 September 2009 and subdivided into 1,000 Shares of par value of HK$0.001 each (note 10(iii)); and

(b)	the 3,749,999,000 Shares issued pursuant to the Group Reorganization on 8 October 2009 and the 1,250,000,000 Shares issued pursuant to the Company’s initial public offering on 9 October 2009 (note 10(iv)).

The weighted average number of Shares used to calculate the basic earnings per Share for the year ended 31 December 2009 includes the weighted average of 40,068,493 Shares issued upon the full exercise of the over-allotment option of the Company’s Shares on the Hong Kong Stock Exchange on 14 October 2009 in addition to the aforementioned 5,000,000,000 Shares.

No diluted earnings per Share is presented as there were no potential dilutive Shares outstanding during the years.

6.	LEASEHOLD INTEREST IN LAND

The Group has the leasing right for certain land under a 25-year concession granted by the Macau government in return for the payment of premiums as described in note 9. In 2004, the Group also paid approximately HK$140 million to an unrelated third party for its relinquishment of rights to a portion of land. In November 2009, the Group paid HK$110.1 million to the Macau government related to government required modifications to the land concession due to construction of Encore at Wynn Macau, expansion of Wynn Macau and the additional square footage that will be added as a result of all such construction and expansion.

Leasehold interest activity is as follows:

	Group As at 31 December
	2009 HK$	2008 HK$
	(in thousands)

Cost:
At beginning of the year	451,495	451,495
Addition	110,138	—

At end of the year	561,633	451,495

Amortization:
At beginning of the year	79,222	61,166
Amortization charge for the year	18,058	18,056

At end of the year	97,280	79,222

Net book value:	464,353	372,273

7.	TRADE AND OTHER RECEIVABLES

Trade and other receivables consist of the following as at 31 December 2009 and 2008:

	Group As at 31 December
	2009 HK$	2008 HK$
	(in thousands)

Casino	430,758	446,392
Hotel	5,328	16,234
Other*	158,220	35,337

	594,306	497,963

Less: allowance for doubtful accounts	(268,917)	(289,884)

Total trade and other receivables, net	325,389	208,079

*	An increase in retail sales in 2009 compared to 2008 and the timing of billing and collecting retail percentage rentals are reflected in the comparative difference of other receivables.

An aged analysis of receivables is as follows:

	Group As at 31 December
	2009 HK$	2008 HK$
	(in thousands)

Within 30 days	183,187	145,780
Between 31 to 60 days	135,679	18,566
Between 61 to 90 days	10,922	86,776
Over 90 days	264,518	246,841

	594,306	497,963

Less: allowance for doubtful accounts	(268,917)	(289,884)

Net of allowance for doubtful accounts	325,389	208,079

Substantially all of the trade and other receivables as at 31 December 2009 were repayable within 14 days.

As at 31 December 2009, trade and other receivables at nominal value of HK$268.9 million (2008: HK$289.9 million) were impaired and fully provided for. Movements in the provision for impairment of receivables of the Group were as follows:

	Individually Impaired	Collectively Impaired	Total
	HK$	HK$	HK$
	(in thousands)

At 1 January 2008	—	121,225	121,225
Charge for the year	—	193,110	193,110
Amounts written off	—	(24,451)	(24,451)

At 31 December 2008	—	289,884	289,884
Charge for the year	—	11,656	11,656
Amounts written off	—	(32,623)	(32,623)

At 31 December 2009	—	268,917	268,917

8.	ACCOUNTS PAYABLE

During the year, the Group normally received credit terms of 30 days. An aged analysis of accounts payable, based on the invoice date, consists of the following as at 31 December 2009 and 2008.

	Group As at 31 December
	2009 HK$	2008 HK$
	(in thousands)

Within 30 days	722,504	482,927
Between 31 to 60 days	1,679	2,385
Between 61 to 90 days	2,202	781
Over 90 days	357	681

	726,742	486,774

9.	LAND PREMIUMS PAYABLE

The Group leases land from the Macau government under a 25-year land concession that expires in August 2029. Land premiums to the Macau government under the land concession are made as follows:

For Phase I

(i)	HK$24.3 million for acceptance of the land concession contract terms in accordance with Lei no. 6/80/M Article 125 of 5 July 2004; and

(ii)	HK$185.6 million in five semi-annual installments, including interest at 5% of the outstanding balance.

For Phase II

(iii)	HK$122.0 million in five semi-annual installments, including interest at 5% of the outstanding balance.

For Encore at Wynn Macau and other adjustments to Phase I and Phase II

(iv)	HK$110.1 million paid in November 2009.

As at 31 December 2009, all land premiums due under the 25-year land concession have been fully paid (2008: HK$47.0 million outstanding).

10.	ISSUED CAPITAL

As at 31 December 2009 HK$
(in thousands)

Authorized:
20,000,000,000 Shares of HK$0.001 each	20,000

Issued and fully paid:
5,187,500,000 Shares of HK$0.001 each	5,188

The following changes in the Company’s authorized and issued share capital took place during the period from 4 September 2009 (date of incorporation) to 31 December 2009:

	Notes	Number of Shares of HK$0.001	Nominal value of Shares
			HK$

Authorized:
Upon incorporation and after the subdivision	(i)	5,000,000,000	5,000,000

Increase in authorized share capital	(ii)	15,000,000,000	15,000,000

As at 31 December 2009		20,000,000,000	20,000,000

Issued:
Allotted and issued	(iii)	1,000	1
Shares issued in connection with the Group Reorganization and the initial public offering	(iv)	4,999,999,000	4,999,999
New issue of Shares in connection with the over-allotment option	(v)	187,500,000	187,500

As at 31 December 2009		5,187,500,000	5,187,500

(i)	Upon incorporation of the Company on 4 September 2009, the authorized share capital of the Company was HK$5,000,000 divided into 5,000,000 shares of HK$1 each. On 16 September 2009, the authorized share capital and each ordinary share of par value of HK$1 in the authorized share capital of the Company was subdivided into 1,000 Shares of par value of HK$0.001 each.
(ii)	Immediately after the subdivision as in note (i) above on 16 September 2009, the authorized share capital of the Company was increased from HK$5,000,000 divided into 5,000,000,000 Shares of a par value of HK$0.001 each to HK$20,000,000 divided into 20,000,000,000 Shares each of a par value of HK$0.001 by the creation of additional 15,000,000,000 Shares with par value of HK$0.001 each.
(iii)	On 4 September 2009, one share of HK$1 was issued at par to Mapcal Limited as the subscriber and was transferred to WM Cayman Holdings Limited I for HK$1. On 16 September 2009, the Company’s ordinary share at par value of HK$1 was subdivided into 1,000 Shares of par value of HK$0.001 each.

(iv)	Pursuant to the resolutions of the sole Shareholder passed on 16 September 2009 and the Group Reorganization which was completed on 8 October 2009, 3,749,999,000 Shares of HK$0.001 each in the Company were allotted and issued and credited as fully paid at par, as partial consideration for the acquisition of the entire issued capital of a subsidiary, to the then sole Shareholder of the Company, whose name appeared in the register of the Company on 8 October 2009.

In connection with the Company’s initial public offering, 1,250,000,000 Shares of HK$0.001 each were issued at a price of HK$10.08 per Share for a total cash consideration, before expenses, of HK$12,600,000,000. Dealings in these Shares on the Hong Kong Stock Exchange commenced on 9 October 2009.

(v)	In connection with the Company’s full exercise of the over-allotment option, 187,500,000 Shares of HK$0.001 each were issued at a price of HK$10.08 per Share for a total cash consideration, before expenses, of HK$1,890,000,000. Dealings in these Shares on the Hong Kong Stock Exchange commenced on 14 October 2009.

Except as otherwise provided by the Company’s articles of association or Cayman Islands law, each holder of Shares is entitled to one vote for each Share held of record on each matter submitted to a vote of Shareholders. Holders of the Shares have no cumulative voting conversion, redemption or preemptive rights or other rights to subscribe for additional Shares. Subject to any preferences that may be granted to the holders of the Company’s preferred stock, each Shareholder is entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor, as well as any distributions to the Shareholders and, in the event of liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities.

11.	RELATED PARTY DISCLOSURES

As at 31 December 2009 and 2008, the outstanding balances between the Group and the related companies were as follows:

		Group As at 31 December
Name of related company	Relation to the Company	2009 HK$	2008 HK$
		(in thousands)

Due from related companies — current
WIML	Subsidiary of WRL	123,407	112,741
Wynn Hotel Sales & Marketing, LLC	Subsidiary of WRL	299	834

		123,706	113,575

Due to related companies — current
Wynn Las Vegas, LLC	Subsidiary of WRL	41,097	53,942
WM Cayman Holdings Limited I	Subsidiary of WRL	3,766	—
Wynn Design & Development	Subsidiary of WRL	44,183	21,306
Wynn Resorts, Limited	Ultimate parent company	97,603	25,233
Worldwide Wynn	Subsidiary of WRL	2,851	2,294
Las Vegas Jet, LLC	Subsidiary of WRL	—	220

		189,500	102,995

Unless indicated in the above table, the amounts are unsecured, interest-free and repayable on demand.

The Group had the following material transactions with related parties:

			Group For the year ended 31 December
Name of Related Company	Relation to the Company	Primary Nature of Transactions	2009 HK$	2008 HK$
			(in thousands)

Wynn Resorts, Limited	Ultimate parent company	Corporate support services (i)	89,799	71,668
Wynn Resorts, Limited	Ultimate parent company	Royalty fees (ii)	554,525	572,084
WIML	Subsidiary of Wynn Resorts, Limited	International marketing expenses (iii)	64,146	70,643
Worldwide Wynn	Subsidiary of Wynn Resorts, Limited	Staff secondment payroll charges (iv)	46,459	43,321
Wynn Design & Development	Subsidiary of Wynn Resorts, Limited	Design/development payroll	17,708	7,379
Wynn Resorts, Limited	Ultimate parent company	Share-based payment expenses	45,279	32,209
Las Vegas Jet, LLC	Subsidiary of Wynn Resorts, Limited	Airplane usage charges (i)	5,481	6,777
Wynn Resorts Hotel Sales & Marketing, LLC	Subsidiary of Wynn Resorts, Limited	Hotel marketing expenses (v)	1,306	9,916
Wynn Resorts, Limited	Ultimate parent company	Loan interest income (vi)	—	(11,792)

All of the above transactions are noted as continuing related party transactions.

Notes:

(i)	Corporate support services

Wynn Resorts, Limited provides corporate support services in large part related to assisting the Group with U.S. regulatory requirements. These services consist of a limited number of executives in relevant areas assisting the Group on U.S. regulatory and certain limited other matters. The assistance includes guidance on certain issues and ensuring that from a regulatory standpoint Wynn Resorts, Limited standard operating procedures are followed and maintained by the Group. The annual fee for the services provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year.

Similarly, WML and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to have access to the services of any of the Group’s employees provided that such services do not materially interfere with such employee’s obligations to, and responsibilities with, the Group. For services provided by the Group’s employees, Wynn Resorts, Limited shall pay for the services based on an actual cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis.

Wynn Resorts, Limited allows WRM and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. Similarly, WRM has reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to use any aircraft assets that the Group could own in the future.

(ii)	Royalty Fees

Prior to Listing, WRM had an arrangement with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC (together, the “Licensors”) under which the Licensors licensed to WRM certain trademarks and service marks, other marks and works, domain names, hotel casino design, development, and management know-how (collectively, the “Intellectual Property Rights”). On 19 September 2009, each of the Company and WRM entered into an intellectual property license agreement with the Licensors (together, the “IP License Arrangement”), which has a perpetual term. Pursuant to the IP License Arrangement, the Licensors licensed to each of the Company and WRM the right to use the Intellectual Property Rights using the same pricing basis as described below. The IP License Arrangement is also subject to restrictions in the agreements between Wynn Resorts Holdings, LLC or Wynn Resorts, Limited and any third parties, including Mr. Stephen A. Wynn, in respect of a third parties’ intellectual property, including any applicable limitations on the scope of the license, limitations on sub-licensing, termination (including change of control) under certain circumstances and other standard provisions.

The license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the IP gross monthly revenues, and (2) US$1.5 million (approximately HK$11.6 million) per month. For the purposes of each intellectual property license agreement, the term “IP gross revenues” refers to the licensee’s total operating revenues as adjusted by adding back (1) commissions and discounts which were netted against operating revenues, and (2) promotional allowances, and the term “IP gross monthly revenues” refers to the licensee’s IP gross revenues accrued at the end of each calendar month. The calculation of each licensee’s operating revenues, promotional allowances, and commissions and discounts in connection with the IP gross revenues stated in the intellectual property license agreements shall always be consistent with the Group’s accounting policies and prepared in accordance with IFRS as in effect from 31 December 2008. If any other subsidiary of the Company (other than WRM) acquires the Intellectual Property Rights under the intellectual property license agreement between the Company and the Licensors, “IP gross revenues” and “IP monthly gross revenues” will be interpreted to include the gross revenues of such relevant subsidiary.

The following table presents a reconciliation of total operating revenues (as reported in the Group’s financial statements) to WRM’s IP gross revenues as used for purposes of the IP License Arrangement between WRM and the Licensors.

	2009 HK$	2008 HK$
	(in thousands)

Total operating revenues	14,076,900	14,710,576
Commissions included in operating revenues	3,805,861	3,779,159
Promotional allowances	601,112	575,407

IP gross revenues	18,483,873

(iii)	International marketing expenses

WIML, a subsidiary of Wynn Resorts, Limited, (i) provides administrative, promotional, and marketing services as well as a limited number of marketing executives to attract and introduce customers to WRM, and (ii) employs certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on the Company’s behalf and seconds the Foreign Resident Staff to the Group.

These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%.

(iv)	Staff Secondment Payroll Charges

Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for a pre-determined length of time through secondment arrangements. During the secondment period, employees are expected to devote their efforts and all of their business time and attention to the operations and functions of WRM. The seconded employees live and work in Macau for the duration of the secondment periods. Worldwide Wynn was compensated for these services with a service fees equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM, including:

•	wages, regular and overtime;

•	bonuses and commissions;

•	vacation pay and sick leave;

•	employee benefit plans, including health insurance, life insurance, and other insurance or 401k plans;

•	employer-paid Federal, state or local taxes or workers’ compensation costs and unemployment taxes; and

•	employer-reimbursed business expenses and employee international allowances.

(v)	Hotel sales & marketing

Wynn Resorts Hotel Sales & Marketing, LLC, a subsidiary of Wynn Resorts, Limited, provides services to attract and introduce customers to Wynn Macau, with an emphasis on the resort’s luxury hotel accommodation. Wynn Resorts Hotel Sales & Marketing LLC’s primary business is to promote the luxury hotel services offered at the Wynn Macau resort to customers in China. It operates customer service outlets in China to help arrange hotel stays for individual and group travel. During 2009 and 2008, offices were located in Shanghai, Beijing, and Guangzhou. The branch offices operate under the direction and supervision provided by Wynn Resorts Hotel Sales & Marketing, LLC. For the hotel marketing and promotion services it performed on behalf of WRM in 2009 and 2008, Wynn Resorts Hotel Sales & Marketing, LLC charged service fees equal to the total costs it incurred in rendering the services.

(vi)	In July 2008, the Group loaned Wynn Resorts, Limited US$150 million (approximately HK$1.2 billion) under a credit facility (the “WRL Loan Facility”), which allowed Wynn Resorts, Limited to borrow up to US$545 million (approximately HK$4.3 billion) from the Group at an annual interest rate of 4.75%. In December 2008, Wynn Resorts, Limited repaid the loan and outstanding interest under the terms of the WRL Loan Facility and the facility was terminated.

The transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the years ended 31 December 2009 and 2008. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business.

In addition to the above, the Group leased through June 2009 living quarters for one of the Group’s executives from a shareholder of the Group. This shareholder does not have profit participation shares in the Group. For the year ended 31

December 2009, the Group incurred approximately HK$147,000 (2008: approximately HK$281,000) of rental expenses relating to executive living quarters.

All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

Compensation of senior/key management personnel of the Group

	Group For the year ended 31 December
	2009 HK$	2008 HK$
	(in thousands)

Salaries, bonuses, allowances and benefits in kind	67,719	58,948
Share-based payments	39,836	27,989
Retirement benefits	382	538

Total compensation paid to senior/key management personnel	107,937	87,475

MANAGEMENT DISCUSSION AND ANALYSIS

Overview

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007, Wynn Macau completed an expansion, adding more gaming space and additional food and beverage and retail amenities. As at 31 December 2009, Wynn Macau occupied approximately 16 acres of land in Macau featuring a casino of approximately 222,000 square feet offering 24-hour gaming with a full range of games and 600 luxury rooms and suites. We have nearly completed construction of Encore at Wynn Macau, a further expansion of Wynn Macau that will add a fully integrated resort hotel with, among other offerings, approximately 410 luxury suites and four villas, additional gaming space, restaurants and retail space. We currently expect Encore at Wynn Macau to open in April 2010.

On 9 October 2009, the Company completed an initial public offering and the Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange.

For the year ended 31 December 2009, our total operating revenues were HK$14,076.9 million, and our net profits were HK$2,068.6 million, compared to total operating revenues of HK$14,710.6 million, and net profits of HK$2,039.6 million for the year ended 31 December 2008.

Macau

Macau, which was a Portuguese colony for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and less than one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 40 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, connected by bridges. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. According to Macau Statistical Information, casinos in Macau generated approximately HK$115.9 billion in gaming revenue in 2009, an approximately 10% increase over the approximately HK$105.6 billion generated in 2008, making Macau the largest gaming market in the world.

Macau’s gaming market is primarily dependent on tourists. The Macau market has experienced tremendous growth in capacity in the last few years. As of 31 December 2009, there were approximately 19,200 hotel rooms and approximately 4,770 table games in Macau, compared to approximately 12,978 hotel rooms and approximately 2,760 table games as of 31 December 2006.

Existing Operations

Casino gaming at Wynn Macau

The following table presents certain information about the number of casino games available at Wynn Macau as at the dates indicated.

	As at
	28 February 2010	As at 31 December
		2009	2008

VIP table games	196	196	143
Mass market table games	198	198	228
Slot machines	1,195	1,195	1,250
Poker tables	11	11	8

Wynn Macau also offers 600 luxury rooms and suites, six casual and fine dining restaurants, a retail promenade of approximately 48,000 square feet featuring high-end, brand-name retail stores and boutiques, such as Bulgari, Chanel, Christian Dior, Dunhill, Ermenegildo Zegna, Fendi, Ferrari, Giorgio Armani, Gucci, Hermes, Hugo Boss, Louis Vuitton, Miu Miu, Piaget, Prada, Rolex, Tiffany, Van Cleef & Arpels, Versace, Vertu and others, a performance lake, a rotunda show, recreation and leisure facilities and lounges and meeting facilities.

Development Projects

Encore at Wynn Macau

We have nearly completed the construction of Encore at Wynn Macau and expect it to open in April 2010. While the new resort will be a destination in itself, it will also be complemented by, and fully integrated with, the existing operations and facilities at Wynn Macau. We believe we will further solidify Wynn Macau’s position as a premier destination for VIP clients in Macau as well as enhance our offerings to mass market clients with the addition of the following at Encore at Wynn Macau:

•	VIP rooms and gaming areas, including approximately 37 VIP table games, 24 mass market table games and additional slot machines;

•	Approximately 410 luxury suites of approximately 1,000 square feet each;

•	Four villas of approximately 7,000 square feet each connected to a private gaming salon;

•	A sky casino of approximately 12,000 square feet;

•	Retail space for three new premium retail outlets, Chanel, Piaget and Cartier, totaling approximately 3,200 square feet; and

•	Two new restaurants and one lounge totaling approximately 7,000 square feet.

We expect Encore at Wynn Macau to open in April 2010. The total budget is approximately HK$4,655.1 million, including amounts under the guaranteed maximum price construction contract of HK$3,237.1 million representing the major hard construction costs. As at 31 December 2009, approximately HK$3,527.7 million of costs had been incurred. Completion of the project has been funded through a combination of existing cash balances and cash flow from operations. With the expansion of Wynn Macau and the opening of Encore at Wynn Macau, Wynn Macau’s aggregate number of VIP table games is expected to increase by 18.9% from approximately 196 to approximately 233 tables, allowing us to serve additional gaming promoter-driven and in-house VIP gaming.

Once Encore at Wynn Macau is fully completed and in service, we will have a total of 233 VIP table games, 222 mass market table games, approximately 1,200 slot machines and 11 poker tables at Wynn Macau and Encore at Wynn Macau.

Cotai and Other Opportunities

We have identified a site of approximately 52 acres in Cotai and Palo Real Estate Company Limited (which is our indirect wholly owned subsidiary) has submitted an application to the Macau government to obtain the right to lease this parcel. No payments or deposits were made to the Macau government when submitting the application. We are awaiting final approval of this application which, if approved, would allow us to construct an integrated casino and five-star resort of up to approximately 6.9 million square feet (including space for gaming, accommodation, food and beverage, retail, leisure, landscaping areas and convention/meeting areas).

The proposed draft land concession agreement prepared by the Macau government in connection with the application contains several undertakings and conditions that are standard for land concessions in Macau, including the obligation to develop the land within a certain period of time.

In this case, this involves the development and construction of a hotel complex of a certain size within five years, but such proposals have not yet been finalized with the Macau government and are not binding. Thus, the specific parameters of any potential Cotai project, including whether such project is to be built at all, are subject to change.

We believe our management’s experience, disciplined approach to development and prudent capital management put us in a strong position to evaluate Macau’s evolving gaming market and selectively take advantage of opportunities in Cotai and elsewhere in Macau.

On 1 August 2008, Palo Real Estate Company Limited entered into an agreement with a Macau incorporated company that is not a connected person of the Group to pay the latter for its relinquishment of certain rights with respect to its business interests in the potential Cotai project.

Factors Affecting Our Results of Operations and Financial Condition

Tourism

The levels of tourism and overall gaming activity in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years.

We have benefited from the rise in visitation to Macau over the past several years, although recently such visitation numbers have been impacted by various factors such as the global economic slowdown.

Gaming customers traveling to Macau typically come from nearby destinations in Asia including Hong Kong, mainland China, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 87% of visitors to Macau in 2009 were from Hong Kong, mainland China and Taiwan. We believe that visitation and gross gaming revenues growth for the Macau market have been, and will continue to be, driven by a combination of factors, including the level of regional wealth in Asia which, should it continue to increase, is expected to lead to a large and growing middle class with rising disposable income; Macau’s proximity to major Asian population centers; infrastructure improvements that are expected to facilitate more convenient travel to and within Macau; and the increasing supply of better quality casino, hotel and entertainment offerings in Macau.

Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others:

•	Prevailing economic conditions in China and Asia;

•	Various countries’ policies on the issuance of travel visas that may be in effect from time to time and could affect travel to Macau;

•	Competition from other destinations which offer gaming and leisure activities;

•	Possible changes to government restrictions on currency conversion or the ability to export currency by China or other countries; and

•	Possible outbreaks of infectious disease.

Current Economic and Operating Environment

Economic conditions have a significant impact on our business. We benefited materially from the generally strong economic environment in the first half of 2008. Beginning in the second half of 2008 and continuing into early 2009, a number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, various countries’ policies that affected travel to Macau and an outbreak of the H1N1 influenza, negatively impacted the gaming industry in Macau and our business. We have carefully managed our labor force and aggressively negotiated with many of our vendors to secure lower rates on existing contracts, and are continually reviewing the cost and efficiencies at our property to identify further opportunities to reduce costs during these uncertain economic times. Notwithstanding the issues set out above, our operating environment remained relatively stable, and showed improvement through the second half of 2009.

Competition

Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of gaming operators and casino properties in Macau. Currently, there are six gaming operators in Macau, including WRM. The three concessionaires are WRM, Galaxy and SJM. The three subconcessionaires are Venetian Macau, Melco Crown, and MGM Grand Paradise. As at 31 December 2009, there were approximately 33 casinos in Macau, including 20 operated by SJM. Casino operators are not subject to any limit on the number of casinos that may be operated under their concession or subconcession agreements. Each of the current six operators has commenced casino operating activities and several have expansion plans announced or underway. Several new hotels and casinos, including Melco Crown’s City of Dreams and SJM’s Oceanus and L’Arc, opened in 2009.

Wynn Macau also faces competition from casinos located in other areas of Asia, such as Genting Highlands Resort, a major gaming and resort destination located outside of Kuala Lumpur, Malaysia, and casinos in the Philippines. Two large-scale casinos that are being developed in Singapore, one of which opened in February 2010, and the other expected to open its initial phase in April 2010, will add further competition to the region. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition.

Gaming Promoters

A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to Wynn Macau’s casino business.

Gaming promoters introduce high-spending VIP players to Wynn Macau and often assist those clients with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau pays the gaming promoters a fixed percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters for their compensation. The total amounts of commissions netted against casino revenues were HK$3,805.9 million and HK$3,779.2 million for the years ended 31 December 2009 and 2008, respectively. Additionally, gaming promoters each receive a monthly allowance based on a percentage of the turnover their clients generate. Such allowance is available for room, food and beverage and other expenses for discretionary use with clients. We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amount of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, was HK$127.7 million and HK$55.4 million for the years ended 31 December 2009 and 2008, respectively. We believe our relationships with our gaming promoters are good. Our commission levels have remained stable throughout our operating history, and we have not increased levels of commissions paid to gaming promoters.

In August 2009, the Macau government published, in its official gazette, certain guidelines with respect to caps on the commission rates payable to gaming promoters that became effective on 1 December 2009. The impact of such caps on our business is not known. Further changes or tightening of caps may occur and if the Macau government were to implement caps on commission rates payable to gaming promoters that causes WRM to pay them effectively less than WRM currently pays, gaming promoters may have less incentive to bring travelers to casinos in Macau, including Wynn Macau.

High-End Credit Play

We selectively extend credit to players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require from each credit recipient various signed documents that are intended to ensure among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we often can assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a “front money” deposit from credit players, collateralizing a percentage of the credit we grant to a player.

Number and Mix of Table Games and Slot Machines

The mix of VIP table games, mass table games and slot machines in operation at Wynn Macau changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of Wynn Macau’s games will affect casino profitability.

Adjusted EBITDA

Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, and other non-operating income/(expense). Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the Securities and Exchange Commission in the United States, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profits.

The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profits, for the years ended 31 December 2009 and 2008.

	For the year ended 31 December
	2009 HK$	2008 HK$
	(in thousands)

Operating profits	2,414,463	2,331,356
Add/(less)
Depreciation and amortization	718,169	696,663
Pre-opening costs(1)	11,417	(49)
Property charges and other	19,211	78,036
Share-based payments	45,279	32,209
Wynn Macau, Limited corporate expenses	33,829	—

Adjusted EBITDA	3,242,368	3,138,215

Note:

(1)	Pre-opening costs for the years 2009 and 2008 primarily consisted of payroll attributable to staff engaged in the start-up operations of Encore at Wynn Macau, which is currently under construction.

Review of Historical Operating Results

Summary Breakdown Table

The following table presents certain selected income statement line items and certain other data.

	For the year ended 31 December
	2009 HK$	2008 HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)

Total casino revenues(1)	13,185,580	13,883,379

Rooms(2)	102,791	138,142
Food and beverage(2)	133,443	161,976
Retail and other(2)	655,086	527,079

Total Operating Revenues	14,076,900	14,710,576

VIP table games turnover	421,045,483	431,598,422
VIP gross table games win(1)	12,207,185	12,953,380

Mass market table games drop	15,481,472	17,726,121
Mass market gross table games win(1)	3,382,787	3,474,671

Slot machine handle	26,331,772	23,481,120
Slot machine win(1)	1,304,444	1,225,229

Average number of gaming tables(3)	371	377
Daily gross win per gaming table(4)	115,077	118,921

Average number of slots(3)	1,195	1,243
Average daily win per slot(4)	2,991	2,694

Notes:

(1)	Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because gross table games win is calculated before commissions and discounts, and only recorded as revenues after the relevant commissions and discounts have been deducted. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues.

	For the year ended 31 December
	2009 HK$	2008 HK$
	(in thousands)

VIP gross table games win	12,207,185	12,953,380
Mass market gross table games win	3,382,787	3,474,671
Slot machine win	1,304,444	1,225,229
Poker revenues	97,025	9,258
Commissions and discounts	(3,805,861)	(3,779,159)

Total casino revenues	13,185,580	13,883,379

(2)	Promotional allowances are excluded from revenues in the accompanying consolidated statement of comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis.

The following table presents a reconciliation of net non-casino revenues as reported in our consolidated statement of comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

	For the year ended 31 December
	2009 HK$	2008 HK$
	(in thousands)

Room revenues	102,791	138,142
Promotional allowances	334,160	314,652

Adjusted room revenues	436,951	452,794

Food and beverage revenues	133,443	161,976
Promotional allowances	258,679	250,883

Adjusted food and beverage revenues	392,122	412,859

Retail and other revenues	655,086	527,079
Promotional allowances	8,273	9,872

Adjusted retail and other revenues	663,359	536,951

(3)	For purposes of this table, we calculate average number of gaming tables and average numbers of slots as the average of the number of gaming tables or slot machines in service on each day in the year.

(4)	Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau was open in the applicable year. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial statements, because figures in our financial statements are calculated net of commissions and discounts and the total table games win herein are calculated before commissions and discounts.

Discussion of Results of Operations

Financial results for the year ended 31 December 2009 compared to financial results for the year ended 31 December 2008

Operating Revenues

Total operating revenues decreased by 4.3%, from HK$14,710.6 million in 2008 to HK$14,076.9 million in 2009. We believe this decrease was due to a combination of factors, including a slowdown in the global economy in the second half of 2008 continuing into early 2009.

Casino Revenues

Casino revenues decreased by 5.0%, from HK$13,883.4 million (94.4% of total operating revenues) in 2008 to HK$13,185.6 million (93.7% of total operating revenues) in 2009. The components and reasons are as follows:

VIP casino gaming operations. VIP gross table games win decreased by 5.8%, from HK$12,953.4 million in 2008 to HK$12,207.2 million in 2009. VIP table games turnover decreased by 2.4%, from HK$431,598.4 million in 2008 to HK$421,045.5 million in 2009. VIP gross table games win as a percentage of turnover (calculated before discounts and commissions) also decreased from 3.0% in 2008 to 2.9% in 2009 (win percentages are within the expected range of 2.7% to 3.0%).

Mass market casino gaming operations. Mass market gross table games win decreased by 2.6%, from HK$3,474.7 million in 2008 to HK$3,382.8 million in 2009. Mass market table games drop decreased by 12.7%, from approximately HK$17,726.1 million in 2008 to HK$15,481.5 million in 2009. The decrease in drop was partially offset by an increase in the mass market gross table games win percentage (calculated before discounts) from 19.6% in 2008 to 21.9% in 2009, which was above the expected win percentage range of 19% to 21%.

Slot machine gaming operations. Slot machine win increased by 6.5% from HK$1,225.2 million in 2008 to HK$1,304.4 million in 2009. Slot machine handle increased by 12.1%, from HK$23,481.1 million in 2008 to HK$26,331.8 million in 2009. The increases resulted primarily from the play of high-end slot customers. Consequently, total gross slot win increased and slot machine win per unit per day increased by 11% from HK$2,694 in 2008 to HK$2,991 in 2009.

Non-casino Revenues

Net non-casino revenues, which include room, food and beverage and retail revenues, increased by 7.7%, from HK$827.2 million (5.6% of total operating revenues) in 2008 to HK$891.3 million (6.3% of total operating revenues) in 2009. The increase in revenues was largely due to stronger retail sales in 2009, which offset weaker room and food and beverage performance in 2009.

Room revenues. Our room revenues, which exclude promotional allowances in our consolidated statement of comprehensive income, decreased by 25.6% from HK$138.1 million in 2008 to HK$102.8 million in 2009. The decrease reflects increased promotional allowances due to increased VIP business, which resulted in fewer rooms being made available to paying customers and a slight decrease in the room rates.

Management also evaluates room revenues on an adjusted basis which includes promotional allowances. Adjusted room revenues including promotional allowances decreased by 3.5% from HK$452.8 million in 2008 to HK$437.0 million in 2009.

The following table presents additional information about our adjusted room revenues (which include promotional allowances):

Adjusted room revenues information

	For the year ended 31 December
	2009		2008

Adjusted Average Daily Rate (includes promotional allowances of HK$1,583 in 2009 and HK$1,490 in 2008)	HK$	2,064	HK$	2,139

Occupancy		87.5%		87.3%

Adjusted REVPAR (includes promotional allowances of HK$1,385 in 2009 and HK$1,301 in 2008)	HK$	1,806	HK$	1,867

Food and beverage. Food and beverage revenues, which exclude promotional allowances in our consolidated statement of comprehensive income, totaled approximately HK$133.4 million in 2009, a 17.6% decrease from the 2008 revenues of HK$162.0 million. However, these amounts exclude food and beverages provided to our customers in the form of promotional allowances, which form a significant part of our offerings. Accordingly, management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues in 2009 adjusted to include these promotional allowances were HK$392.1 million, a 5% decrease from the 2008 adjusted revenues of HK$412.9 million. The decrease reflects lower business volumes resulting primarily from a significant increase in the restaurant offerings in Macau as well as decreased spending among the local Macau population due to the general slowdown in the economy.

Retail and other. Our retail and other revenues, which exclude promotional allowances in our consolidated statement of comprehensive income, increased by 24.3%, from HK$527.1 million in 2008 to HK$655.1 million in 2009. The increase was due primarily to increased sales at several retail outlets and the opening of Wynn and Co. Watches and Jewelry, which sells Cartier, Jaeger Le Coultre, and Kwiat products.

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances increased by 23.5% from HK$537.0 million in 2008 to HK$663.4 million in 2009, reflecting the increased sales at several retail outlets and the opening of Wynn and Co. Watches and Jewelry, which sells Cartier, Jaeger Le Coultre, and Kwiat products.

Operating Costs and Expenses

Gaming taxes and premiums. Gaming taxes and premiums decreased by 3.7%, from HK$7,004.3 million in 2008 to HK$6,742.1 million in 2009. This decrease was primarily due to decreased gross gaming win from 2008 to 2009. Wynn Macau is subject to a 35% gaming tax on gross gaming win. In addition, the Group is also required to pay 4% of its gross gaming win as contributions for public development and social facilities.

Staff costs. Staff costs decreased by 6.3%, from HK$1,717.6 million in 2008 to HK$1,610.2 million in 2009. The decrease was primarily due to a decrease in staffing as part of natural attrition and the cost reduction program implemented in 2009.

Other operating expenses. Other operating expenses decreased by 10.7%, from HK$2,882.6 million in 2008 to HK$2,572.8 million in 2009. The decrease in other operating costs was primarily due to the effect of various cost-control measures implemented in 2009.

Depreciation and amortization. Depreciation and amortization increased by 3.1% from HK$696.7 million in 2008 to HK$718.2 million in 2009. This increase was primarily due to the impact of assets capitalized in 2008 that were depreciated for a full year in 2009.

Property charges and other. Property charges and other decreased by 75.4%, from HK$78.0 million in 2008 to HK$19.2 million in 2009. The charges in each period represent costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand.

As a result of the foregoing, total operating costs and expenses decreased by 5.8%, from HK$12,379.2 million in 2008 to HK$11,662.4 million in 2009.

Finance Revenues

Finance revenues decreased by 93.9%, from HK$94.2 million in 2008 to HK$5.7 million in 2009, reflecting a significant decrease in the average interest rate earned on invested cash balances compared to the prior year.

Finance Costs

Finance costs decreased by 0.8%, from HK$320.0 million in 2008 to HK$317.4 million in 2009. Finance costs decreased in 2009 primarily due to lower interest rates in 2009 compared to 2008.

Decrease in Fair Value of Interest Rate Swaps

As required under the terms of our various credit facilities, we have entered into agreements which swap a portion of the interest on our loans from floating to fixed rates. These transactions do not qualify for hedge accounting.

The fair value of our interest rate swaps are recorded as either assets or liabilities. Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each year. We recorded an expense of HK$29.5 million for 2009 resulting from the decrease in the fair value of our interest rate swaps in 2009. We recorded an expense of HK$90.3 million in 2008 resulting from the decrease in the fair value of our interest rate swaps in 2008.

Income Tax Benefit/Expense

In 2008, our income tax benefit was HK$57.4 million compared to an income tax expense of HK$5.6 million in 2009. Our 2009 current tax expense primarily relates to the tax expense recorded by our subsidiaries owning our interest in WRM under the WRM Shareholder Dividend Tax Agreement and a deferred tax benefit recorded by WRM resulting from a decrease in its deferred tax liability for property and equipment. In 2008, our income tax benefit primarily resulted from a reduction in our liability for tax contingencies and our reassessment of the expected realization of deferred tax assets.

Net Profits Attributable to Equity Holders of the Company

As a result of the foregoing, net profits attributable to equity holders of the Company increased by 1.4%, from HK$2,039.6 million in 2008 to HK$2,068.6 million in 2009.

Liquidity and Capital Resources

Capital Resources

Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand.

Gearing Ratio

The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 31 December 2009 and 2008.

	Group As at 31 December
	2009 HK$	2008 HK$
	(in thousands)

Interest bearing loans and borrowings, net	8,017,177	7,972,912
Land premiums payable	—	47,025
Accounts payable	726,742	486,774
Other payables and accruals	2,621,093	1,552,877
Amounts due to related companies	189,500	102,995
Construction retention payable	67,213	53,863
Other long-term liabilities, net of uncertain tax position	19,264	19,682
Less cash and cash equivalents	(5,228,995)	(2,544,291)

Net debt	6,411,994	7,691,837

Equity	3,770,966	737,505

Total capital	3,770,966	737,505

Capital and net debt	10,182,960	8,429,342

Gearing ratio	63.0%	91.3%

Cash Flows

Our cash balances at 31 December 2009 were HK$5,229.0 million. This cash is available for operations, new development activities, enhancements to Wynn Macau, and to support the development and construction of Encore at Wynn Macau. In addition, as at 31 December 2009, we had HK$3.9 billion available to draw under the Wynn Macau Credit Facilities.

The following table presents a summary of the Company’s cash flows for each of the years ended 31 December 2009 and 2008.

Company cash flows

	For the year ended 31 December
	2009 HK$	2008 HK$
	(in millions)

Net cash generated from operating activities	4,517.2	3,169.7
Net cash used in investing activities	(14,958.3)	(1,519.8)
Net cash generated from/(used in) financing activities	13,125.8	(4,639.2)
Net increase/(decrease) in cash and cash equivalents	2,684.7	(2,989.3)
Cash and cash equivalents at beginning of year	2,544.3	5,533.6
Cash and cash equivalents at end of year	5,229.0	2,544.3

Net cash generated from operating activities

Our net cash from operating activities is primarily affected by operating income generated by Wynn Macau as a result of better costs control, and benefits from changes in working capital. Net cash from operating activities was HK$4,517.2 million in 2009 compared to HK$3,169.7 million in 2008.

Operating profits were HK$2,414.5 million in 2009 compared to HK$2,331.4 million in 2008.

Net cash used in investing activities

Net cash used in investing activities was HK$14,958.3 million in 2009, compared to net cash used in investing activities of HK$1,519.8 million in 2008.

The major component of the increase in cash flows used in investing activities was the payment to WM Cayman Holdings Limited I on 9 October 2009 for HK$12.6 billion to redeem an acquisition note issued by the Company in connection with the Group Reorganization.

Net cash generated from/(used in) financing activities

Net cash generated from financing activities was HK$13,125.8 million during 2009 compared to net cash used in financing activities of HK$4,639.2 million during 2008.

In connection with the Company’s initial public offering on the Hong Kong Stock Exchange and the full exercise of the over-allotment option, HK$14.5 billion was received by the Company. The receipt of the IPO proceeds along with lower dividends paid in 2009 compared to 2008 provided the primary change in financing cash flows.

Indebtedness

The following table presents a summary of our indebtedness as at 31 December 2009 and 2008.

Indebtedness information

	As at 31 December
	2009 HK$	2008 HK$
	(in thousands)

Senior revolving credit facility	3,893,923	3,893,211
Senior term loan facility	4,283,103	4,282,298

Total	8,177,026	8,175,509

The Company had approximately HK$3.9 billion available to draw under the Wynn Macau Credit Facilities as at 31 December 2009.

Wynn Macau Credit Facilities

Overview

As at 31 December 2009, WRM’s then existing credit facilities consisted of HK$12.0 billion in a combination of Hong Kong dollar and U.S. dollar facilities, comprising a HK$4.3 billion fully funded senior term loan facility and a HK$7.7 billion senior revolving credit facility. The facilities may be used for a variety of purposes, including the construction of Encore at Wynn Macau, investments in other projects in Macau and general corporate purposes.

We have the ability to increase secured debt under the Wynn Macau Credit Facilities by up to an additional US$50 million (approximately HK$388.3 million).

As at 31 December 2009, we had total bank and other borrowings under the Wynn Macau Credit Facilities of HK$8,177.0 million, of which HK$2,243.2 million was denominated in U.S. dollars and HK$5,933.8 million was denominated in Hong Kong dollars.

In July 2009, as part of the Pre-IPO Reorganization, WRM requested and obtained from its syndicate of lenders under the Wynn Macau Credit Facilities certain consents necessary to permit the Pre-IPO Reorganization. As a result, WM Cayman Holdings Limited II became the highest level obligor, guarantor and chargor under the Wynn Macau Credit Facilities and Wynn Group Asia, Inc. ceased to be an obligor, guarantor or chargor under the Wynn Macau Credit Facilities.

The Company is not a party to the Wynn Macau Credit Facilities and has no rights or obligations thereunder.

Principal and Interest

The term loans under the Wynn Macau Credit Facilities mature in June 2014, and the revolving loans under the Wynn Macau Credit Facilities mature in June 2012. The principal amount of the term loans is required to be repaid in quarterly installments, commencing in September 2011.

Borrowings under the Wynn Macau Credit Facilities currently bear interest at London Interbank Offered Rate (“LIBOR”) or Hong Kong Interbank Offered Rate (“HIBOR”) (depending on the currency of the borrowing) plus a margin of 1.75%. Beginning after the first full quarter after Encore at Wynn Macau opens, the margin will be subject to increases or decreases to between 1.25% and 2.00% depending on WRM’s leverage ratio.

General Covenants

The Wynn Macau Credit Facilities contain customary covenants restricting certain activities of the obligor group (WM Cayman Holdings Limited II and all of its subsidiaries except Palo Real Estate Company Limited), which does not include the Company, including, but not limited to, the incurrence of additional indebtedness, the incurrence or creation of liens on property, sale and leaseback transactions, the ability to dispose of assets and the making of loans or other investments, entering into mergers, consolidations, liquidations or amalgamations, forming or acquiring subsidiaries, amending, modifying or terminating certain material contracts, permits and governing documents, entering into transactions with affiliates, changing fiscal periods, entering into business activities other than certain permitted activities, and selling or discounting receivables, in each case, subject to certain permitted exceptions.

Financial Covenants

The Wynn Macau Credit Facilities financial covenants require WRM to maintain a Leverage Ratio, as defined in the Wynn Macau Credit Facilities, of not greater than 5 to 1 as of 31 December 2009, and an Interest Coverage Ratio, as defined in the Wynn Macau Credit Facilities, of not less than 2 to 1. Management believes that we were in compliance with all covenants at 31 December 2009. The Leverage Ratio requirement decreases to not greater than 4.75 to 1 for the quarterly reporting period ending 30 June 2010, 4.5 to 1 for the quarterly reporting period ending 30 September 2010 and 4 to 1 for the quarterly reporting period ending 31 December 2010. The Interest Coverage Ratio requirement remains at not less than 2 to 1 for each reporting period during 2010.

Compliance with Covenants

The Directors confirm that there is no material non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities.

Mandatory Prepayment

The Wynn Macau Credit Facilities contain mandatory prepayment provisions, which include, among other matters, prepayment of 50% of excess cash flow, as defined in the Wynn Macau Credit Facilities, if WRMs Leverage Ratio is greater than 4 to 1 for each relevant period.

Dividend Restrictions

WRM and its subsidiaries are subject to restrictions on payment of dividends or distributions or other amounts to their shareholders or to other affiliates, unless certain financial and non-financial criteria have been satisfied. Provided certain conditions are met, WRM is permitted to distribute retained earnings. The conditions to be satisfied for the distribution of earnings include:

•	Compliance with applicable legal requirements;

•	No event of default occurring under the Wynn Macau Credit Facilities;

•	Compliance with the applicable Leverage Ratio and Interest Coverage Ratio financial covenants; and

•

Such distributions may be made once in each fiscal quarter (and in respect of the first fiscal quarter in a fiscal year, only after borrowings under the Wynn Macau Credit Facilities have been prepaid to the extent required by the application of the excess cash flow mandatory prepayment provisions).

Events of Default

The Wynn Macau Credit Facilities contain customary events of default, such as failure to pay, breach of covenants, insolvency proceedings, material adverse effect and cross default provisions. Events of default also include certain breaches of the terms of the Concession Agreement, and the taking of certain formal measures or administrative intervention by the Macau government in respect of the Concession Agreement or the concession for the land on which Wynn Macau is located.

The Wynn Macau Credit Facilities also include a change of control event of default which includes:

•

Mr. Stephen A. Wynn, our Chairman and Chief Executive Officer (together with Mr. Kazuo Okada of Universal Entertainment Corporation (formerly known as Aruze Corp.), our non- executive Director) and certain other related parties, including any 80% (or more) owned subsidiary, trust, estate or immediate family members of Mr. Wynn or Mr. Okada) ceasing to control at least 20% of the voting power of Wynn Resorts, Limited;

•	Mr. Wynn (together with his related parties but excluding Mr. Okada and Mr. Okada’s related parties) ceasing to control at least 10% of the voting power of Wynn Resorts, Limited; and

•	Wynn Resorts, Limited ceasing to own or control at least 51% of WRM (or ceasing to have the ability to direct the management of WRM).

Security and Guarantees

Collateral for the Wynn Macau Credit Facilities consists of substantially all of the assets of WRM. Certain of our direct and indirect subsidiaries have executed guarantees and pledged their interests in WRM in support of the obligations under the Wynn Macau Credit Facilities. With respect to the Concession Agreement, the WRM lenders do have certain cure rights and consultation rights with the Macau government upon an enforcement by the lenders.

Second Ranking Lender

WRM is also party to a bank guarantee reimbursement agreement with Banco Nacional Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is currently MOP300 million (HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities.

Quantitative and Qualitative Disclosure about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates and foreign currency exchange rates.

Foreign exchange risks

The financial statements of foreign operations are translated into Hong Kong dollars, the Group’s presentation currency, for incorporation into the consolidated financial statements. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the statement of financial position date. Income, expenditure and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments.

Interest rate risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

In November 2005, the Group entered into two agreements to swap a portion of the underlying interest rate risk on current and future term loan borrowings under the Group’s Wynn Macau Credit Facilities. In August 2008, the Group terminated these interest rate swaps and entered into new interest rate swaps which will terminate in August 2011. Under the first terminated swap agreement, the Group paid a fixed interest rate of 4.84% on borrowings up to a maximum of approximately US$198.2 million (approximately HK$1.54 billion), in exchange for receipts on the same amounts at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second terminated swap agreement, the Group paid a fixed interest rate of 4.77% on borrowings up to a maximum of approximately HK$1.1 billion, in exchange for receipts on the same amounts at a variable interest rate based on the applicable HIBOR at the time of payment. The terminated interest rate swaps fixed the interest rates on the U.S. dollar and the Hong Kong dollar borrowings under the Wynn Macau Credit Facilities at approximately 6.59% and 6.52%, respectively. In connection with these terminations, the Group paid to the counterparties of the terminated swaps a cash settlement payment of approximately HK$17.0 million.

Effective August 2008, under the first new swap agreement, the Group pays a fixed interest rate of 3.632% on U.S. dollar borrowings of approximately US$153.8 million (approximately HK$1.2 billion) incurred under the US$550 million (approximately HK$4.3 billion) term loan portion of the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second new swap agreement, the Group pays a fixed interest rate of 3.39% on Hong Kong dollar borrowings of approximately HK$991.6 million incurred under the US$550 million (approximately HK$4.3 billion) term loan portion of the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the interest rates on the U.S. dollar and the Hong Kong dollar term loan borrowings at approximately 5.382% and 5.14%, respectively.

The Group entered into another interest rate swap agreement on 17 August 2009, with an effective date of 27 November 2009, to swap a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under this new swap agreement, beginning 27 November 2009, the Group pays a fixed interest rate of 2.15% on borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. This interest rate swap fixes the interest rate on HK$2.3 billion of borrowings under the Wynn Macau Credit Facilities at approximately 3.9%. This interest rate swap agreement will terminate in June 2012.

The carrying value of these interest rate swaps on the consolidated statement of financial position approximates their fair value. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions, and therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the years ended 31 December 2009 and 2008 were charged to the consolidated statement of comprehensive income.

Our liabilities under the swap agreements are secured by the same collateral package securing the Wynn Macau Credit Facilities.

Off Balance Sheet Arrangements

We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

Other Liquidity Matters

We expect that Wynn Macau will fund its operations and capital expenditure requirements from operating cash flow and cash on hand. However, we cannot be sure that operating cash flows will be sufficient for that purpose. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all.

New business developments (including our possible development of a project in Cotai) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to Wynn Macau. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

Taking into consideration our financial resources, including our cash and cash equivalents and internally generated funds, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for the following 12 months.

Related Party Transactions

For details of the related party transactions, see note 11 to this announcement. Our Directors confirm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

DISCLOSURE OF FINANCIAL RESULTS IN MACAU

WRM, our subsidiary and the owner and operator of Wynn Macau, finalized its MFRS statutory financial statements at the end of February 2010 and anticipates filing its MFRS Financial Statements with the Gaming Inspection and Coordination Bureau of Macau by 31 March 2010. This is a statutory filing requirement mandated by Macau law. In addition, WRM expects to publish its MFRS Consolidated Statements in the Macau Official Gazette and local newspapers in Macau by the end of April 2010. The MFRS Financial Statements and the MFRS Consolidated Statements may not be directly comparable with our Company’s financial results disclosed herein, which are prepared under IFRS.

CORPORATE GOVERNANCE REPORT

The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code on Corporate Governance Practices.

The Company has complied with the code provisions in the Code (to the extent that such provisions are applicable) since the Listing, except for the following deviations from code provisions A.1.1, A.2.7 and A.2.1 of the Code.

Holding of at least four board meetings each year and an annual meeting between the Chairman and non-executive directors

Under code provision A.1.1 of the Code, there should be at least four board meetings held per year. Under code provision A.2.7 of the Code, the Chairman should at least annually hold meetings with the non-executive directors without the executive directors present.

As the Company was only incorporated on 4 September 2009 and listed on the Hong Kong Stock Exchange on 9 October 2009, only one Board meeting was convened in 2009. Starting from the year 2010, however, at least four regular meetings will be convened each year and the Chairman will at least annually hold meetings with the non-executive Directors, in compliance with code provisions A.1.1 and A.2.7 of the Code, respectively.

Stephen A. Wynn as our Chairman and Chief Executive Officer

Under code provision A.2.1. of the Code, the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive officer.

Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Officer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the Audit Committee, Remuneration Committee, and Nomination and Corporate Governance Committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are three independent non-executive Directors on the Board offering independent perspectives. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk.

For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders.

MODEL CODE FOR SECURITIES TRANSACTIONS BY DIRECTORS

Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code for the year ended 31 December 2009 with the following exception.

Mr. Sallnow-Smith did not, as required by the Model Code, notify the Company’s Chairman or another Director and obtain a dated written acknowledgment prior to his spouse acquiring Shares in the Company. The Company considers such non-compliance to be a technical non-compliance only. The relevant transaction did not occur during a blackout period and only involved an immaterial number of Shares (10,000 Shares out of a total issued share capital of 5,187,500,000 Shares), which also represented the entire shareholding of Mr. Sallnow-Smith’s spouse in the Company. At the time of the acquisition, Mr. Sallnow-Smith’s spouse was not in possession of any inside information about the Company. Further, Mr. Sallnow-Smith was not aware of his spouse’s acquisition of Shares, which was the reason he did not notify the Chairman or another Director prior to the acquisition, as required by the Model Code. Upon becoming aware of the acquisition, however, Mr. Sallnow-Smith promptly gave due notification of the acquisition to the Chairman.

AUDIT COMMITTEE

An Audit Committee has been established by the Company to review and supervise the financial reporting process and internal control procedures of the Group. The Audit Committee comprises one non-executive Director and two independent non-executive Directors of the Company. The Audit Committee has reviewed the Group’s annual results for the year ended 31 December 2009.

ANNUAL REPORT

The Company’s annual report for the year ended 31 December 2009 containing all the information required by Appendix 16 of the Listing Rules will be published on the Company’s and the Hong Kong Stock Exchange’s websites in due course.

RETIREMENT OF DIRECTORS

In accordance with Article 17.18 of the Company’s articles of association, one-third of the Board shall retire from office by rotation at the forthcoming annual general meeting. The Directors who will retire will be Mr. Ian Michael Coughlan (our executive Director), Mr. Marc D. Schorr (our non-executive Director), and Mr. Jeffrey Kin-fung Lam (our independent non-executive Director). All of the three retiring Directors will offer themselves for re-election.

DEFINITIONS USED IN THIS ANNOUNCEMENT

“Board of Directors” or “Board”	the board of Directors of our Company

“Code on Corporate Governance Practices” or “Code”	the Code on Corporate Governance Practices set out in Appendix 14 of the Listing Rules

“Companies Ordinance”	the Companies Ordinance of Hong Kong (Chapter 32 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Company” or “our Company”	Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited

“Concession Agreement”	the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002

“Director(s)”	the director(s) of our Company

“Galaxy”	Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires

“Group,” “we”, “us” or “our”	our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries; except where the context makes it clear that the reference is only to the Company itself and not to the Group

“Group Reorganization”	the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus

“HIBOR”	Hong Kong Interbank Offered Rate

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“IFRS”	International Financial Reporting Standards

“IPO Prospectus”	the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing

“LIBOR”	London Interbank Offered Rate

“Listing”	the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009

“Listing Rules”	the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange (as amended from time to time)

“Macau” or “Macau Special Administrative Region”	the Macau Special Administrative Region of the PRC

“Melco Crown”	Melco Crown Entertainment Limited, one of the six gaming operators in Macau and one of the three sub- concessionaires

“MFRS”	Macau Financial Reporting Standards

“MFRS Consolidated Statements”	consolidated financial statements prepared in accordance with MFRS for the year ended 31 December 2009

“MFRS Financial Statements”	financial statements in accordance with the MFRS for the year ended 31 December 2009

“MGM Grand Paradise”	MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub- concessionaires

“Model Code”	the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules

“MOP” or “pataca”	Macau pataca, the lawful currency of Macau

“Palo Real Estate Company Limited”	Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company (subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr. Wong Chi Seng (a Macau resident) in WRM

“PRC,” “China” or “mainland China”	the People’s Republic of China and, except where the context requires and only for the purpose of this annual report, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a similar meaning

“Pre-IPO Reorganization”	the reorganization undertaken by the Group prior to the Listing, as described in the section headed “History and Corporate Structure — Pre-IPO Reorganization” of the IPO Prospectus

“Share(s)”	ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company

“Shareholders(s)”	holder(s) of Share(s) of the Company from time to time

“SJM”	Sociedade de Jogos de Macau, one of the six gaming operators in Macau and one of the three concessionaires

“US$”	United States dollars, the lawful currency of the United States

“Venetian Macau”	Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub- concessionaires

“WIML”	Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and an affiliate of Wynn Resorts, Limited

“WM Cayman Holdings Limited I”	WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Wynn Group Asia Inc.

“WM Cayman Holdings Limited II”	WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of the Company

“Worldwide Wynn”	Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“WRL Group”	Wynn Resorts, Limited and its subsidiaries (other than the Group)

“WRM”	Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly- owned subsidiary of the Company

“WRM Shareholder Dividend Tax Agreement”	the agreement, entered into during June 2009, for a term of five years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provides for an annual payment to the Macau Special Administrative Region of MOP7.2 million in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits.

“Wynn Design & Development”	Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Group Asia, Inc.”	Wynn Group Asia, Inc., a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Las Vegas”	a destination casino resort owned by Wynn Resorts, Limited and its subsidiaries (excluding the Group), located on the Las Vegas Strip, comprising two hotel towers (Wynn Las Vegas and Encore at Wynn Las Vegas) and gaming, retail, dining, leisure and entertainment facilities

“Wynn Macau”	a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau

“Wynn Macau Credit Facilities”	together, the HK$4.3 billion (equivalent) fully- funded senior term loan facilities and the HK$7.7 billion (equivalent) senior revolving credit facilities extended to WRM and as subsequently amended from time to time

“Wynn Resorts Holdings, LLC”	Wynn Resorts Holdings, LLC, a company formed under the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

GLOSSARY OF TERMS USED IN THIS ANNOUNCEMENT

“Adjusted Average Daily Rate”	ADR calculated based on room revenues plus associated promotional allowances

“Adjusted REVPAR”	REVPAR calculated based on room revenues plus associated promotional allowances

“average daily rate” or “ADR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms occupied

“casino revenue”	revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and discounts and in accordance with IFRS

“chip(s)”	a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables

“daily gross win per gaming table”	gross gaming win for table games divided by number of tables divided by the number of days in the applicable period

“drop”	the amount of cash and promotional coupons deposited in a gaming table’s drop box

“drop box”	a box or container that serves as a repository for cash and promotional coupons

“gaming promoters”	individuals or corporations licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002

“gross gaming revenue” or “gross gaming win”	the total win generated by all casino gaming activities combined, calculated before deduction of commissions and discounts

“gross slot win”	the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions and discounts

“gross table games win”	the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions and discounts

“In-house VIP Program”	an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high- end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history

“promotional allowance”	the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge

“REVPAR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms available

“Rolling Chip”	physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players

“turnover”	the sum of all losing Rolling Chip wagers within the VIP program

“VIP client” or “VIP player”	client, patron or players who participates in Wynn Macau’s In-house VIP Program or in the VIP program of any of our gaming promoters

“VIP table games turnover”	turnover resulting from VIP table games only

By order of the Board
Wynn Macau, Limited Stephen A. Wynn
Chairman

Hong Kong, 24 March 2010

As at the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as executive Directors); Kazuo Okada, Allan Zeman and Marc D. Schorr (as non-executive Directors); and Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kin-fung Lam (as independent non-executive Directors).